Exhibit 10.32
SEPARATION AND CONSULTING SERVICES AGREEMENT
This SEPARATION AND CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into as of February 21, 2016 to be effective on the Effective Date (as defined in Section 1(a) below), by and between Valeritas, Inc. (the “Company”) and Kristine Peterson (“Executive”).

RECITALS
WHEREAS, pursuant to the terms of an Employment Agreement, effective as of March 4, 2015, entered into by and between the Company and Executive (the “Employment Agreement”), Executive has been employed as the Company’s Chief Executive Officer;
WHEREAS, the Company and Executive have come to a mutual agreement with respect to Executive’s termination from employment with the Company to be effective February 22, 2016 (the “Termination Date”);
WHEREAS, in connection with Executive’s termination from employment with the Company, at the request of the Board of Directors of the Company (the “Board”), Executive resigns as an officer of the Company and as a member of the Board and any and all committees or subcommittees thereof, as applicable, effective as of the Termination Date;
WHEREAS, as consideration for Executive’s execution and non-revocation of a release of all claims against the Company and its affiliates contemporaneous with this Agreement, the Company is willing to enter into this Agreement pursuant to which Executive will provide certain services to the Company as a consultant following the Termination Date for the payments set forth herein; and
WHEREAS, as consideration for Executive’s execution and non-revocation of a release of all claims against the Company and its affiliates upon the Termination Date, the Company desires to provide Executive with the severance payments and benefits set forth in Section 1(a) below following the Termination Date.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the parties hereby agree as follows:
1. Resignation from Board; Termination from Employment. Executive resigns as an officer of the Company and as a member of the Board and any and all committee and/or subcommittees thereof, as applicable, as of the Termination Date. Executive’s termination from employment with the Company shall be effective on the Termination Date. Consistent with Section 5(b) of the Employment Agreement and provided that the terms and conditions set forth herein are satisfied, Executive shall be entitled to the following:
(a) Severance Payments and Benefits. In consideration of the payments in this Section 1(a), Executive hereby agrees to execute and not revoke the Release and Waiver of Claims attached hereto as Exhibit A (the “Release”). Provided that the Release becomes effective in accordance with the terms set forth therein (such date the Release becomes effective, the “Effective Date”), and so long as Executive continues to comply with the restrictive covenants and representations in Section 6 of the Employment Agreement, Executive will receive the following severance payments:
(i) Continued Base Salary. The Company will pay Executive a severance payment equal to eighteen (18) months of base salary at the rate in effect immediately prior to the Termination Date, less applicable tax withholding, which will be paid in equal bi-weekly installments beginning on the sixtieth (60th) day following the Termination Date and each payroll date thereafter until fully paid, in accordance with the Company’s regular payroll practices, provided that the first such installment payment will include any unpaid severance payments that would have been made on the normal payroll dates occurring during the first sixty (60) days following the Termination Date.
(ii) Health Benefits. For the eighteen (18) month period following the Termination Date, provided that Executive is eligible for, and timely elects COBRA continuation coverage, the Company will pay on Executive’s behalf, the monthly cost of COBRA continuation coverage under the Company’s group health plan for Executive and, where applicable, her spouse and dependents, at the level in effect as of the Termination Date, adjusted for any increase in such level paid by the Company for active employees, less the employee portion of the applicable premiums that Executive would have paid had she remained employed during the such eighteen (18) month period (the COBRA continuation coverage period shall run concurrently with the eighteen (18) month period that COBRA premium payments are made on Executive’s behalf under this subsection 1(a)(ii)). The reimbursements described herein shall be paid in monthly installments, commencing on the sixtieth (60th) day following the Termination Date, provided that the first such installment payment shall include any unpaid reimbursements that would have been made during the first sixty (60) days following the Termination Date. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premiums in accordance with this subsection 1(a)(ii) shall cease immediately upon the earlier of: (A) the end of the eighteen (18) month period following the Termination Date, or (B) the date that Executive is eligible for comparable coverage with a subsequent employer. Executive agrees to notify the Company in writing immediately if subsequent employment is accepted prior to the end of the eighteen (18) month period following the Termination Date and Executive agrees to repay to the Company any COBRA premium amount paid on Executive’s behalf during such period for any period of employment during which group health coverage is available through a subsequent employer. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing COBRA premium payment arrangement in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to the Company or Executive (including, without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by the Company in its sole and absolute discretion.
(iii) 2016 Annual Bonus. The Company will pay to Executive a pro rata annual bonus for fiscal year 2016, which shall be determined based on Executive’s target bonus for fiscal year 2016 (which target bonus equals 50% of Executive’s base salary), multiplied by a fraction, the numerator of which is fifty-two (52) (representing the number of days in which Executive was employed by Company during fiscal year 2016), and the denominator of which is three hundred sixty-five (365). The pro rata annual bonus for fiscal year 2016 will be paid on the sixtieth (60th) day following the Termination Date.

(b) Accrued Wages and Benefits. Without regard to whether Executive executes or revokes the Release, the Company will pay or provide Executive with any amounts earned, accrued and owing but not yet paid under Section 3 of the Employment Agreement, including but not limited to base salary for services rendered through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company. The Company will pay Executive her accrued but unused vacation. The Company will also pay Executive $112,659, which is the amount of Executive’s bonus earned for fiscal year 2015 (the “2015 Bonus”), less applicable taxes, which will paid to Executive at the same time and under the same terms and conditions as such bonuses are paid to other executives of the Company who participate in the 2015 bonus plan. Upon Executive’s receipt of her final paycheck, which includes payment for services through the Termination Date and the amount for accrued but unused vacation, and Executive’s receipt of the 2015 Bonus, Executive will have received all wages and benefits owed to her by virtue of her employment with the Company or termination thereof. Executive is not eligible for any other payments or benefits by virtue of her employment with the Company or termination thereof except for those expressly described in this Agreement. Executive will receive the payments described in this Section 1(b) whether or not she signs this Agreement. Executive will not receive the separation pay or benefits described in Section 1(a) of this Agreement if she (i) does not sign this Agreement, (ii) rescinds the release of claims in accordance with the Release, or (iii) violates any of the terms and conditions set forth in this Agreement. The Company agrees that Executive is not obligated to seek other employment or take any other action by way of mitigation of any of the amounts and benefits payable to her under any of the provisions of this Agreement.
2. Consulting Services. For twenty-four (24) months following the Termination Date, Executive agrees to provide consulting services to the Company in accordance with this Section 2. The period commencing on the Termination Date and ending on the earlier of (i) the date on which Executive ceases to provide services in accordance with this Section 2 and (ii) February 18, 2018 is referred to herein as the “Consulting Period,” or the “Term”).
(a) Consulting Services to be Provided. During the Consulting Period, Executive shall perform consulting services for the Company as and when reasonably requested by the Company. In connection therewith, Executive shall provide analyses, participate in meetings and provide other reasonable consulting services as reasonably assigned to Executive by the Chief Executive Officer of the Company or his designee. The foregoing activities of Executive shall be referred to for purposes of this Agreement as the “Consulting Services.”
(b) Compensation; No Benefits.
(i) Compensation. During the Consulting Period, the Company shall pay Executive compensation for the Consulting Services equal to $275 per hour (“Consulting Fees”). Executive shall make herself available to perform the Consulting Services, provided however, that the Company is under no obligation to request any Consulting Services during the Consulting Period and Executive will only be paid the Consulting Fees for Consulting Services actually performed for the Company at the Company’s request. The Company will pay Executive for the Consulting Services rendered during the Term upon receipt of a bi-weekly invoice from Executive. The Company will pay the invoice within thirty (30) days of receipt of the invoice(s). The Company and Executive agree that it is reasonably anticipated that the Consulting Services hereunder will require Executive to render Consulting Services at a level that will not exceed 20% of the average level of services that Executive rendered to the Company as an employee of the Company. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in connection with the performance of the Consulting Services during the Consulting Period, in accordance with the Company’s expense reimbursement policies.
(ii) No Benefits. As of the Termination Date, Executive shall not be an employee of the Company and under no circumstances shall she be entitled to participate in or receive any benefit or right as an employee under any Company employee benefit or executive compensation plan, including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans, regardless of whether Executive’s status is re-characterized by a third party to constitute employee status during the Consulting Period.
(c) Independent Contractor; Performance. Executive’s employment with the Company shall cease as of the Termination Date. For purposes of this Agreement and all Consulting Services to be provided hereunder, during the Consulting Period, Executive shall not be considered an employee of the Company, but shall remain in all respects an independent contractor of the Company, and neither party to this Agreement shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Executive shall direct the means, manner and method by which she performs the Consulting Services during the Consulting Period. Executive shall perform all Consulting Services in a professional manner, consistent with industry standards and the Company’s goals and ethical standards as communicated to Executive by the Company.
(d) Termination of Consulting Services. Although it is the intention of the Company and Executive that the Consulting Services continue until the twenty-four (24) month anniversary of the Termination Date, either the Company or Executive may terminate the Consulting Services and the provisions of this Agreement relating to the Consulting Services for any reason or no reason, provided that the terminating party gives the other party thirty (30) days’ notice of termination in accordance with the requirements of Section 12 below. If Executive terminates the Consulting Services, Executive agrees, at the Company’s reasonable request, to make herself available to assist in the completion of any projects with which Executive was assisting during the Term. Notwithstanding anything in this Agreement to the contrary, if the Company terminates the Consulting Services for Cause (as defined below), the Consulting Services hereunder shall terminate immediately upon notice of termination to Executive. Following the termination of the Consulting Services for any reason or no reason, Executive will receive any consulting fees for consulting services rendered but not paid and/or invoiced and unreimbursed expenses through such date of termination not theretofore paid, and the Consulting Services to the Company shall be terminated. Within five (5) days after Executive ceases to provide any Consulting Services hereunder, Executive shall deliver to the Company all work product resulting from the performance of the Consulting Services. For purposes of this Section 2(d), “Cause” shall include the following: (i) Executive’s dishonesty, fraud or misrepresentation in connection with the performance of the Consulting Services pursuant to the terms hereof, (ii) theft, misappropriation or embezzlement by Executive of the Company’s funds or resources, (iii) Executive’s conviction of, or a plea of guilty or nolo contendere (or a similar plea) in connection with, any felony, crime involving fraud or misrepresentation, or any other crime, and (iv) a breach by Executive of any material term hereof.
3. Indemnification.
(a) Indemnification of Executive. Except as set forth in Section 10 below, the Company shall indemnify, defend and hold harmless Executive and her heirs, successors and permitted assigns from and against any and all losses, claims, demands, damages, liabilities, expenses (including reasonable legal fees and costs), judgments, fines, penalties, interests, settlements, or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals to which Executive may become subject to, or involved, or is threatened to be involved as a party or otherwise, arising out of, relating to or in connection with Executive’s performance of the Consulting Services hereunder during the Term, and the performance of her duties as the Chief Executive Officer and Director of the Company, except in the case of Executive’s bad faith, willful misconduct or gross negligence, in accordance with applicable law, the Company’s corporate governance documents and pursuant to any applicable insurance policy maintained by the Company from time to time for its directors, officers, senior executives and employees, in each case to the same extent as is accorded to any of such directors, officers, senior executives and employees of the Company from time to time and to the fullest extent provided under the By-laws of the Company or otherwise.
(b) Indemnification of the Company. Executive shall indemnify, defend and hold harmless the Company and its affiliates from and against any losses, claims, demands, damages, liabilities, expenses (including reasonable legal fees and costs), judgments, fines, penalties, interests, settlements, or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, or investigative, and whether formal or informal and including appeals to which the Company or its affiliates may become subject to, or involved, or is threatened to be involved as a party or otherwise, arising out of, relating to or in connection with, the Consulting Services hereunder during the Term, except in the case of bad faith, willful misconduct or gross negligence of the Company or its affiliates.
4. Restrictive Covenants.
(a) Executive and Company agree that Section 6 of the Employment Agreement continues to remain in full force and effect in accordance with the terms therein and are hereby incorporated by reference. If the Board determines in good faith that Executive has breached the provisions of Section 6 of the Employment Agreement, the Company may cease payment of the severance benefits set forth in Section 1(a) of this Agreement.
(b) Executive and the Company agree that (i) Executive shall not publicly disparage the Company or any of its respective affiliates, shareholders, partners, directors, officers, employees or agents, and (ii) the Company shall direct its respective directors and officers not to publicly disparage Executive; provided, however, that the foregoing provisions of this Section 4(b) shall not apply to, and shall not restrict, any statements made by any person or entity in the course of or in connection with litigation or any other adversarial proceeding arising between the parties under this Agreement. The provisions of this Section 4(b) shall survive any termination of this Agreement and any termination of the Term.

5. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as an admission by the Company of any liability or unlawful conduct whatsoever. The Company specifically denies any liability or unlawful conduct.
6. Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment of any severance benefits. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
7. No Conflicting Agreements; Non-Exclusive Engagement during the Consulting Period. Other than the Employment Agreement, which is replaced and superseded by this Agreement, Executive represents that she is not a party to any existing agreement which would prevent her from entering into and performing this Agreement. Executive shall not enter into any other agreement that is in conflict with her obligations under this Agreement. The Company acknowledges that Executive may enter into an employment agreement with or providing consulting services to a third party during the Consulting Period, subject to Section 4 hereof. With respect to the Consulting Services to be performed during the Consulting Period, the Company may from time to time engage other persons and entities to act as consultants to the Company and perform similar services for the Company, and enter into agreements similar to this Agreement with other persons or entities, in all cases without the necessity of obtaining approval from Executive.
8. Entire Agreement, Amendment and Assignment. Except as otherwise provided in a separate writing between the Company and Executive, this Agreement, including the attachments hereto, is the sole agreement between the Company and Executive with respect to the subject matter hereof and it supersedes all prior agreements and understandings with respect thereto, and all prior agreements and understandings with respect to her employment with the Company prior to the Termination Date, whether oral or written, including, but not limited to, the Employment Agreement (except for Sections 6-8 therein). No modification to any provision of this Agreement shall be binding unless in writing and signed by the Company and Executive. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and permitted assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive.
9. Waiver. No waiver of any rights under this Agreement shall be effective unless in writing signed by the party to be charged. A waiver by any of the parties hereto of a breach of any provision of this Agreement by another party shall not operate or be construed as a waiver of any subsequent breach.
10. Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement, all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
11. Governing Law; Venue. This Agreement shall be governed in accordance with the laws of the State of New Jersey, without regard to the conflicts of law or choice of law principles thereof. If any dispute between the parties leads to litigation, the parties agree that the courts of the State of New Jersey or the federal courts in New Jersey shall have the exclusive jurisdiction and venue over such litigation. All parties consent to personal jurisdiction in the State of New Jersey, and agree to accept service of process outside of the State of New Jersey as if service had been made in that state.
12. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below,

If to Executive:	The most recent address in the Company’s files.

With a copy to:
Rick Steiner Fell & Benowitz LLP
90 Broad Street, 25th Floor
New York, New York 10004
Attn: Robert J. Benowitz, Esq.
(212) 422-0158 (facsimile)

If to the Company:	Valeritas, Inc.
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
Attention: Human Resources

With a copy to:
Morgan, Lewis and Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Attn: Steven M. Cohen, Esq.
(877) 432-9652 (facsimile)
or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.
13. Confidentiality of this Agreement. Executive agrees not disclose to others the fact or terms of this Agreement, except Executive may disclose such information to her spouse or domestic/civil union partner and to her attorney or accountant (in order for such individuals to render professional services to Executive), so long as such individuals agree to keep such information confidential. Nothing in this Section 13, or elsewhere in this Agreement, is intended to prevent or prohibit Executive from (a) providing information regarding Executive’s former employment relationship with the Company, as may be required by law or legal process, (b) cooperating, participating or assisting in any government entity investigation or proceeding, or (c) disclosing to others the fact that she is providing Consulting Services to the Company.
14. Survivability. The respective rights and obligations of the parties under this Agreement shall survive termination of Executive’s services hereunder to the extent necessary to the intended preservation of such rights and obligations.
15. Counterparts and Electronic Signatures. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of Executive and the Company. This Agreement may be executed in two or more counterparts (including facsimile counterparts or as a “pdf” or similar attachment to an email), each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.
16. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
17. Headings. The headings of sections and subsections appearing in this Agreement are inserted for convenience only and shall not control the meaning or interpretation of any provisions of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement as of the date first above written.

Valeritas, Inc.

By:

Name:	John Timberlake
Title:	CEO

Kristine Peterson